UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  March 11, 2011

ARGENTEX MINING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-49995
(Commission File Number)

71-0867623
(IRS Employer Identification No.)

Suite 835 - 1100 Melville Street, Vancouver, BC  V6E 4A6
(Address of principal executive offices and Zip Code)

604.568.2496
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 11, 2011, we entered into a consulting agreement with Peter A. Ball and Ariston Capital, a company owned and controlled by Mr. Ball, whereby Mr. Ball and Ariston Capital have agreed to provide consulting services as are consistent with those ordinarily provided by an Executive Vice President, Corporate Development (including the forging of new relationships with institutional investors, raising of capital to fund the continued development of our exploration and development programs, an expanded marketing and public relations program and assisting with corporate governance and regulatory matters) to our company in consideration for, among other things: (i)  a monthly cash fee of Cdn$12,500, due at the end of the month; and (ii) the grant of stock options to purchase 150,000 shares of our common stock.

Please review the consulting agreement, filed as Exhibit 10.1 to this current report on Form 8-K, for a complete description of all of its terms and conditions.

Item 3.02	Unregistered Sale of Equity Securities.

On March 11, 2011, we granted stock options to Peter A. Ball to purchase 150,000 shares of our common stock at an exercise price of $1.04 per share (being the closing price (last sale of the day on the OTC Bulletin Board) on March 10, 2011), exercisable until March 11, 2014. The stock options are to vest in four equal quarterly installments, with the first installment vesting June 1, 2011. We granted the stock options to one non-U.S. person (as that term is defined in Regulation S of the Securities Act of 1933), in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 11, 2011, we appointed Peter A. Ball as our Executive Vice President, Corporate Development.

Peter A. Ball

Peter A. Ball, age 43, is a mining professional with close to 25 years of experience in senior management roles encompassing finance, investor relations, securities trading, mine engineering, business development, corporate communications, public relations and marketing.

Prior to joining our company, Mr. Ball held the position as Vice President of Investor Relations for Century Mining Corporation, where he was responsible for the management of corporate communications, investor and public relations and business development.  He began his career in the 1980s, gaining valuable experience as a mining engineer, a technical representative, and various business-corporate relations management roles for a number of mining companies including Sherritt Gordon Mines, Hudson Bay Mining & Smelting, Echo Bay Mines and Eldorado Gold Corporation.

Mr. Ball spent eight years in the financial sector, first as a financial advisor with RBC Dominion Securities and later as a portfolio manager, revenue analyst and marketing manager with Bell Canada.  From 2006 to 2009, Mr. Ball held the senior positions of Vice President of Corporate Communications for Hawthorne Gold Corp. and also Adriana Resources Inc.

Mr. Ball is a graduate of the Mine Engineering Program, Haileybury School of Mines (1989), the Business Program (Finance/Marketing) at Georgian Business College (1996) and the Canadian Securities Program (1994 and 1999).  He is a member of the Canadian Investor Relations Institute (CIRI) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM).

Family Relationships

There are no family relationships between Peter A. Ball and any of our other directors and officers.

Certain Related Transactions and Relationships

Except for the transactions pursuant to our consulting agreement dated March 11, 2011 with Peter A. Ball and Ariston Capital, we have not been a party to any transaction with Mr. Ball since February 1, 2009, nor are we a party to any currently proposed transaction with Mr. Ball, in which we were or will be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years.

Item 8.01	Other Events.

A copy of our news release dated March 14, 2011 is furnished herewith.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

10.1         Consulting Agreement dated March 11, 2011 with Peter A. Ball and Ariston Capital

99.1         News Release dated March 14, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGENTEX MINING CORPORATION

/s/ Kenneth Hicks
By:  Kenneth Hicks
        President
Date: March 14, 2011